UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Rouser Road, Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

Item 3.02.        Unregistered Sales of Equity Securities.

On March 13, 2006, Atlas Pipeline Partners, L.P. (the “Company”) sold 30,000 newly-created cumulative convertible preferred units of limited partner interest (the “Preferred Units”) to Sunlight Capital Partners, LLC, an affiliate of Elliott Associates, L.P. (“Purchaser”), for cash consideration of $1,000 per Preferred Unit (the “Face Value”) pursuant to a Securities Purchase Agreement of even date (the “Purchase Agreement”). The Company has the right, before June 11, 2006, to require the Purchaser to purchase an additional 10,000 Preferred Units on the same terms. The Company intends to use the proceeds from the sale of the Preferred Units to finance construction of the previously announced Sweetwater plant and other organic growth projects. The sale of the Preferred Units to the Purchaser is and will be exempt from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) thereunder and pursuant to SEC staff positions. The Preferred Units were offered and sold by the Company in a private transaction without any form of general solicitation or general advertising, and the Purchaser represented to the Company that it is a “qualified institutional buyer” as defined by Rule 144A and made other customary representations in connection with the issuance pursuant to Section 4(2).

The Preferred Units will not receive any dividends until March 13, 2007, on which date they will commence receiving dividends of 6.5% per annum which will accrue and be paid quarterly on the same date as the distribution payment date for the Company’s common units (the “Common Units”). The record date for the determination of holders entitled to receive dividends of the Preferred Units will be the same as the record date for determination of Common Unit holders entitled to receive quarterly distributions. The Preferred Units are convertible, at the holder’s option, into Common Units commencing on the date immediately following the first record date after March 13, 2007 (the “Conversion Commencement Date”), provided that the holder must request conversion of at least 10,000 Preferred Units and cannot make a conversion request more than once every 30 days. The conversion price will be the lesser of (a) $41 (subject to adjustment for customary events such as stock splits, reverse stock splits, stock dividends and spin-offs) and (b) 95% of the average closing price of the Common Units for the 10 consecutive trading days immediately preceding the date of the holder’s notice to the Company of its conversion election (the “Market Price”). The number of Common Units issuable is equal to the Face Value of the Preferred Units being converted plus all accrued but unpaid dividends and all liquidated damages payable under the registration rights agreement (the “Registration Rights Agreement”) entered into simultaneously with the Purchase Agreement (the “Liquidation Value”), divided by the conversion price. Within 5 trading days of its receipt of a conversion notice, the Company may elect to pay the notifying holder cash rather than issue Common Units in satisfaction of the conversion request. If the Company elects to pay cash for the Preferred Units, the conversion price will be the lesser of (a) $41 and (b) 100% of the Market Price and the cash amount will be equal to (x) if Market Price is greater than $41, the number of Common Units issuable for the Preferred Units being redeemed multiplied by the Market Price or (y) if the Market Price is less than $41, the Liquidation Value of the Preferred Units.

The Company has the right to redeem all of the Preferred Units if the closing price for the Common Units is less than $36 for 10 consecutive trading days for an amount equal to the Liquidation Value of the Preferred Units plus an 8% annualized return on the Face Value from the date of issuance. If the redemption date occurs after the Dividend Commencement Date, the premium will be reduced by dividend payments previously made. In addition, the Company has the right to redeem all of the Preferred Units at any time before the first anniversary of the Conversion Commencement Date at a price equal to the Liquidation Value divided by the conversion price multiplied by the greater of (a) a fixed price starting at $51.66 and reducing to $49.20 or (b) a floating price starting at 107% of the Market Price and reducing to 101% if the Market Price. From and after the first anniversary of the Conversion Commencement Date, the Company may redeem some or all of the Preferred Units (but not less than

10,000 Preferred Units) for an amount equal to the Liquidation Value of the Preferred Units being redeemed divided by the conversion price multiplied by $48.79, increasing to $50.84 at the 18th month anniversary of the Conversion Commencement Date. On the second anniversary of the Conversion Commencement Date, the Company may redeem or convert the outstanding Preferred Units.

The Company has agreed pursuant to the Registration Rights Agreement to file, within 120 days, a registration statement to cover the resale of the Common Units underlying the Preferred Units and to cause the registration statement to be declared effective by the SEC within 180 days or, if the SEC elects to review the registration statement, 270 days. If the registration statement is not effective by the deadline, the Company will pay to each holder an amount equal to .25% of the conversion price multiplied by the number of Common Units issued or issuable to the holder for its Preferred Units for each 30-day period following the deadline until the registration statement is effective subject to a maximum aggregate amount of 2.5%.

The foregoing descriptions of the Purchase Agreement, Certificate of Designations and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by terms and conditions of the agreements, which are filed as exhibits to this report and incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

3.1    Certificate of Designations

10.1  Securities Purchase Agreement

10.2  Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC its General Partner

Dated: March 13, 2006	/s/ Michael L. Staines
	By:	Michael L. Staines
	Title:	President and Chief Operating Officer